Exhibit 10.44

SEVERANCE AGREEMENT

THIS AGREEMENT is entered into as of March 16, 2007 by and between Stephen M. Smith (the “Executive”) and EQUINIX, INC., a Delaware corporation (the “Company”).

1. Term of Agreement.

This Agreement shall remain in effect from the date hereof until the earlier of:

(a) The date the Executive’s employment with the Company terminates for a reason other than Involuntary Termination as described in Section 2; or

(b) The date the Company has met all of its obligations under this Agreement following a termination of the Executive’s employment with the Company for a reason described in Section 2.

2. Severance Payment.

(a) Severance Benefit. If the Executive is subject to an Involuntary Termination, then the Company shall pay the Executive 100% of his or her annual base salary and target bonus (at the annual rate in effect immediately prior to the actions that resulted in the Involuntary Termination). Such severance benefit shall be paid in accordance with the Company’s standard payroll procedures. In addition, any outstanding stock awards shall vest pro-rata with respect to the current outstanding installment, but as to any stock award that vests based both on time-based vesting and upon satisfaction of performance milestones, only to the extent any applicable performance milestones have been met. For example, if Executive is subject to an Involuntary Termination six months after the grant of a restricted stock award where the restricted stock award vests as to 25% of its shares solely upon completion of one year of service after its grant, then Executive would vest in 12.5% of such restricted stock award. Finally, Executive shall be paid any unpaid bonus for the prior fiscal year provided he has met the goals for payment of such bonus. Subject to Section 2(d), the Executive will receive his or her severance payment in a lump-sum payment which will be made within ten (10) business days of the latest of the following dates:

(i) the date of Executive’s Involuntary Termination;

(ii) the date of the Company’s receipt of the Executive’s executed General Release; and

(iii) the expiration of any rescission period applicable to the Executive’s executed General Release.

(b) Health Care Benefit. If the Executive is subject to an Involuntary Termination, and if the Executive elects to continue his or her health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of his or her employment, then the Company shall pay the Executive’s monthly premium under COBRA until the earliest of (i) the close of the twelve-month period following cessation of his or her employment or (ii) the expiration of the Executive’s continuation coverage under COBRA.

(c) General Release. Any other provision of this Agreement notwithstanding, Subsections (a) and (b) above shall not apply unless the Executive (i) has executed a general release (in the form attached hereto as Attachment A) of all known and unknown claims that he or she may then have against the Company or persons affiliated with the Company and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims.

(d) Section 409A. The other provisions of Section 2 above notwithstanding, the payment(s) under Section 2(a) and the COBRA reimbursements under Section 2(b) shall in no event commence prior to the earliest date permitted by Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (“the Code”). If the commencement of such payments or reimbursements must be delayed, then any deferred installments shall be paid in a lump sum on the earliest practicable date permitted by Section 409A(a)(2)(B)(i) of the Code.

3. Covenants.

(a) Non-Solicitation. During the Executive’s employment with the Company and during the twelve-month period following his or her cessation of employment, the Executive shall not directly or indirectly, personally or through others, solicit or attempt to solicit the employment of any employee of the Company or any of the Company’s affiliates, whether on the Executive’s own behalf or on behalf of any other person or entity. The Executive and the Company agree that this provision is reasonably enforced as to any geographic area in which the Company conducts its business.

(b) Non-Competition. The Executive agrees that, during his or her employment with the Company, he or she shall not directly or indirectly, individually or in conjunction with others, engage in activities that compete with the Company or work for any entity that competes with the Company.

(c) Cooperation and Non-Disparagement. The Executive agrees that, during the twelve-month period following his or her cessation of employment, he or she shall cooperate with the Company in every reasonable respect and shall use his or her best efforts to assist the Company with the transition of Executive’s duties to his or her successor; in both cases subject to Executive’s personal and any other professional obligations or employment. The Executive further agrees that, during this twelve-month period, he or she shall not in any way or by any means disparage the Company, the members of the Company’s Board of Directors or the Company’s officers and employees. The Company agrees that members of the Company’s Board of Directors and its officers will not in any way or by any means disparage Executive for the same twelve-month period.

4. Definitions.

(a) Definition of “Cause.” For all purposes under this Agreement, “Cause” shall mean the Executive’s unauthorized use or disclosure of trade secrets which causes material harm to the Company, the Executive’s conviction of, or a plea of “guilty” or “no contest” to, a felony, or the Executive’s gross misconduct. The foregoing shall not be deemed an exclusive list of all acts or omissions that the Company may consider as grounds for the termination of the Executive’s employment without Cause.

(b) Definition of “Good Reason.” For all purposes under this Agreement, “Good Reason” shall mean (i) a change in the Executive’s position with the Company that materially reduces his or her authority or level of responsibility, provided that in the event of a Change in Control of the Company (as defined in the Company’s 2000 Equity Incentive Plan), if Executive is no longer the chief executive officer of the successor entity, or, its parent (if the successor entity is controlled by another entity), then the Change in Control of the Company shall materially reduce Executive’s authority and level of responsibility and shall qualify as Good Reason, (ii) a reduction in his or her level of compensation (including base salary and target bonus) other than pursuant to a Company-wide reduction of compensation where the reduction affects the other executive officers and Executive’s reduction is substantially equal, on a percentage basis, to the reduction of the other executive officers, (iii) a relocation of Executive’s place of employment by more than 30 miles, provided and only if such change, reduction or relocation is effected by the Company without Executive’s consent or (iv) a material breach of this Agreement or the Executive’s offer letter by the Company or the failure of any successor to the Company to assume this Agreement or the offer letter pursuant to the terms of Section 5(a) of this Agreement.

(c) Definition of “Involuntary Termination.” For all purposes under this Agreement, “Involuntary Termination” shall mean that one of the following events occurs:

(i) The Executive voluntarily resigns his or her employment for Good Reason; or

(ii) The Company terminates the Executive’s employment for any reason other than Cause.

5. Successors.

(a) Company’s Successors. The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, by an agreement in substance and form satisfactory to the Executive, to assume this Agreement and Executive’s offer letter and to agree expressly to perform this Agreement and Executive’s offer letter in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets or which becomes bound by this Agreement by operation of law.

(b) Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6. Golden Parachute Taxes.

(a) Best After-Tax Result. In the event that any payment or benefit received or to be received by Executive pursuant to this Agreement or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this subsection (a), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of Section 6(b) hereof, such Payments shall be either (A) provided in full pursuant to the terms of this Agreement or any other applicable agreement, or (B) provided as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by Executive, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made by independent tax counsel designated by the Company and reasonably acceptable to Executive (“Independent Tax Counsel’), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required under this Section, Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Tax Counsel shall assume that Executive pays all taxes at the highest marginal rate. The Company and Executive shall furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this Section. The Company shall bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section. In the event that Section 6(a)(ii)(B) above applies, then based on the information provided to Executive and the Company by Independent Tax Counsel, Executive may, in Executive’s sole discretion and within 30 days of the date on which Executive is provided with the information prepared by Independent Tax Counsel, determine which and how much of the Payments (including the accelerated vesting of equity compensation awards) to be otherwise received by Executive shall be eliminated or reduced (as long as after such determination the value (as calculated by Independent Tax Counsel in accordance with the provisions of Sections 280G and 4999 of the Code) of the amounts payable or distributable to Executive equals the Reduced Amount). If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then Section 6(b) hereof shall apply, and the enforcement of Section 6(b) shall be the exclusive remedy to the Company.

(b) Adjustments. If, notwithstanding any reduction described in Section 6(a) hereof (or in the absence of any such reduction), the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of one or more Payments, then Executive shall be obligated to surrender or pay back to the Company, within 120 days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.” The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to the Company so that Executive’s net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by Executive from the Payments. If the Excise Tax is not eliminated pursuant to this Section 6(b), Executive shall pay the Excise Tax.

7. Miscellaneous Provisions.

(a) Other Severance Arrangements. This Agreement supersedes any and all cash severance arrangements under any prior separation, severance and salary continuation arrangements, programs and plans which were previously offered by the Company to the Executive, including arrangements pursuant to an employment agreement or offer letter. In no event shall any individual receive cash severance benefits under both this Agreement and any other severance pay or salary continuation program, plan or other arrangement with the Company. This Agreement provides additional terms for vesting acceleration for stock awards and does not supersede the terms of any vesting acceleration pursuant to a stock award.

(b) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or deposited with Federal Express Corporation, with shipping charges prepaid. In the case of the Executive, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(c) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(d) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f) No Retention Rights. Nothing in this Agreement shall confer upon the Executive any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any subsidiary of the Company or of the Executive, which rights are hereby expressly reserved by each, to terminate his or her service at any time and for any reason, with or without Cause.

(g) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California (other than their choice-of-law provisions).

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

/s/ Stephen M. Smith
Stephen M. Smith

EQUINIX, INC.

/s/ Peter Van Camp
By:	Peter Van Camp
Title:	Chief Executive Officer